Exhibit 4.8.87 - Misc 3

2.	Sealed Sample of Material for HVAC H

Sealed Sample No.	Material Name	Manufacturer	Result	Note
H-001a	Air Duct Rubber-Plastic Insulation	Huamei	Sealed	B1 Grade, Oxygen Index>32, Thickness shall depend on design
H-001b	Water Pipe Insulation	Huamei	Sealed	B1 Grade, Oxygen Index>32, Thickness shall depend on design
H-001c	Fiber Added Aluminum Foil Glass Wool	Huamei	Sealed	volume weight>64kg/m3
H-002a	Thermometer	Tianchuan, Shanghai	Sealed	Hand is rusting, need using new ones
H-002b	Shock Resistance Pressure Meter	Tianchuan, Shanghai	Sealed
H-003	Efficient Heat Preservation Supply-Air Outlet		Sealed	insulating layer moves to outer side, AAF filter, level shall be in accordance with design and quotation. High standard.
H-004	Air Volume Measurement Hole		Sealed
H-005a	Electric Control Valve	Yingta, Shanghai	Sealed
H-005b	Turbo Change Valve	Yingta, Shanghai	Sealed
H-005c	Fire Damper	Yingta, Shanghai	Sealed
H-006(N)	Constant Air Volume Valve	Trox	Sample Sealed	Note: not applicable to 2-8 degree cold storage, should contact with manager to seek for applicable products or alternative solution.
H-007	Aluminum Alloy Diffuser	Yingta, Shanghai	Sealed	Fitting valve shall make sure no noise
H-008	Soft Connection Form		Sealed	Sooth Inner Surface

3.	Electrical E

Sealed Sample No.	Material Name	Manufacturer	Result	Note
E-001	Explosion Prevention Fluorescent Lamp	HRLM	Sealed
E-002	Switch, Socket	TCL International Electro technical	Sealed

Employer: Shenyang Sunshine Pharmaceutical Company Limited
Constructor: Suntec Cleanroom & Air Conditioning Co.,Ltd.
Consultant: Shengyang Tongzheng HVAC Technology Co., Ltd

Fixed Date: June 17th, 2009